                                                                      EXHIBIT 11


                     INVESTORSBANCORP, INC. AND SUBSIDIARY
                COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE
                                  (UNAUDITED)

        A reconciliation of the income and shares used in computing the basic and diluted loss per share is as follows:



                                     Three Months Ended  Three Months Ended
                                       March 31, 1999     March 31, 1998
                                     ------------------   -----------------
Net income                            $    18,248        $   (32,143)
                                      -----------        -----------

Determination of shares:

Weighted average common shares
     outstanding (basic)                1,000,000          1,000,000

Assumed conversion of stock options        14,560             24,204
                                      -----------        -----------

Weighted average common shares
     outstanding (diluted)              1,014,560          1,024,204
                                      ===========        ===========

Basic earnings per common share       $      0.02        $     (0.03)

Diluted earnings per common share     $      0.02        $     (0.03)



                                       19